AFRICAN MASTER DISTRIBUTORSHIP PARTNERSHIP AGREEMENT

This exclusive African Master Distribution Partnership Agreement (this "Agreement"), is entered into as of December 1, 2012, by and between SunPlex Limited, a Nigerian corporation, and its assignees ("Distributor"), and LifeTech Industries Inc., a corporation validly existing under the laws of Nevada ("Manufacturer").

BACKGROUND

A. WHEREAS, Distributor is in the business of, among other things, distributing commercial products in Africa;

B. WHEREAS, Manufacturer is in the business of, among other things, designing, manufacturing and distributing atmospheric water generators ("Products");

C. WHEREAS, Distributor and Manufacturer entered into that certain Memorandum of Understanding dated as of October 1, 2012, under which Distributor and Manufacturer agreed that, among other things, Distributor shall have the exclusive right to distribute all of Manufacturer's AWG Products and technology in Nigeria and designated in certain African nations (the "Territory"), subject to certain restrictions set forth herein;

D. WHEREAS, Distributor has 30 days from receipt of evaluation units to perform all of its product testing as well as its due diligence assessment; subject to acceptance by the Distributor, and;

E. WHEREAS, Distributor and Manufacturer wish to enter into this binding Agreement to set forth in detail the terms and conditions of such distribution by Distributor.

AGREEMENT

2. **DISTRIBUTOR'S DUTIES.** Distributor agrees to use its best commercial efforts in marketing the Products in the Territory. In order to develop the full sales potential of the Territory, Distributor agrees that it will perform at Distributor's expense and in Distributor's sole discretion the following duties:

2.1. **Establish a Reseller Chain**. Distributor will identify and appoint reseller's within the countries listed in the territory to sell & support the Products to consumers.

2.2 Promotion and Marketing. Distributor will engage in sales promotion activities in the Territory as Distributor determines in its sole discretion, such as distribution of printed matter supplied by Manufacturer to current and potential customers. The Products will at all times be designated by their correct Manufacturer names and identified as the Products of Manufacturer.

2.3. **Coordination.** Distributor and Manufacturer will undertake one or more of the following, with Distributor's to undertake each of the following in its sole discretion:

(a) follow up leads and referrals supplied by the other party (if any) and keep the other party informed of the results;

(b) arrange for calls to be made by the Resellers in company with Distributor or Manufacturer personnel on customers and potential customers when the calls are deemed necessary and appropriate by Distributor;

(c) furnish the other party with copies of documentation relating to sales of the Products as the other party may reasonably request from time to time;

(d) furnish the other party with copies of all printed matter used not generated by the other party in which the Products are mentioned; and

(e) convey to the other party any information that may reasonably be of value to the other party concerning market conditions, competition, pricing, customers, and prospects, and upon request by the other party once each year, forecast sales of each of the Products and sales and marketing expenses for the coming year.

2.4. **General Conduct.** Distributor will at all times conduct its business in a manner as will reflect favorably on Manufacturer and the Products and will not engage in any deceptive, misleading, illegal, or unethical business practice. Distributor will not offer or sell the Products outside Distributor's Territory and Market and will refer all inquiries regarding potential customers outside Distributor's Territory and Market to Manufacturer. Manufacturer covenants and agrees that it shall not sell or otherwise distribute in any way (nor authorize any third party to so sell or otherwise distribute in any way) any of the Products to any third party in the Territory who sells or otherwise distributes, or may sell or otherwise distribute, directly or via any third party, any of the Products outside of the Territory. Further, Manufacturer covenants and agrees that neither Manufacturer nor any entity controlled in whole or in part by Manufacturer shall conduct any business operation designed or tending to compete directly or indirectly with Distributor's rights set forth herein.

2.5. **Record Keeping.** Distributor will establish and maintain records of its sales in sufficient detail to permit identification and destination of each of the Products sold by Distributor. These records will be retained by Distributor until Manufacturer either (a) accepts custody of the records, or (b) receives written notice from Distributor of their destruction or other disposal. Manufacturer will establish and maintain records of its sales in sufficient detail to permit identification and destination of each of the Products sold by or on behalf of Manufacturer. These records will be retained by Manufacturer until Distributor either (a) accepts custody of the records, or (b) receives written notice from Distributor that their destruction or other disposal has been approved.

2.6. **Inspection.** Distributor & Manufacturer have the right on reasonable prior written notice and during normal business hours to visit each other's places of business. Either part may also visit Reseller's place of business on reasonable prior written notice and during normal business hours.

2.7 **Sales forecast.** Distributor, on a non-binding best effort basis, will obtain the following growth strategy and five year forecast sales targets set forth below:

Five Year Forecast

Benin	$3,750,000
Cameroon	$3,750,000
Togo	$2,250,000
Ghana	$4,500,000
Cote D'ivoire	$3,750,000
Niger	$2,250,000
South Africa	$9,000,000
Tanzania	$11,250,000
Chad	$2,250,000
Nigeria	$32,250,000

3. **PURCHASE OF PRODUCTS.**

3.1. **Purchase Orders.** Purchases of the Products under this Agreement will be made by delivery to Manufacturer of Distributor's written purchase orders specifying in reasonable detail the types, quantities, and delivery dates of the Products ordered. All such orders shall be accepted and fulfilled by Manufacturer unless both Distributor and Manufacturer agree to cancel a given order, on an order-by-order basis.

3.2. **Prices.** The prices for each and all of the Products ordered from Manufacturer by Distributor shall be negotiated between the parties in good faith at a future date, no later than April 30, 2012. Prices shall be set forth as agreed by the Manufacturer and Distributor in an addendum ("the Addendum") to this agreement and are subject to change as both Distributor and Supplier agree in writing. A minimum of 90 day's notice of any price changes will be provided in writing and apply to new orders received after the effective date.

4. **TERM/TERMINATION.**

4.1. **Terms.** The term of this Agreement shall commence on the date hereof and expire five (5) years later, renewable for three (3) years unless notified in writing 90 days prior to renewal by either party.

4.2. **Termination.** This Agreement and the Term shall terminate upon the following conditions:

a) Manufacturer and Distributor mutually agree in writing to terminate this Agreement for any reason; or

b) If one party is in material breach of any provision of this Agreement or any other agreement between the parties, then the non-breaching party, in addition to all other rights and remedies available to it hereunder or otherwise at law or in equity, may terminate this Agreement by giving written notice of such breach. If such breach is not curable, such termination shall be effective upon the giving of notice. If such breach is curable, such termination shall be effective ten (10) business days after the giving of notice. If the breaching party cures such breach to the non-breaching party's reasonable satisfaction within the period provided, the non-breaching party's notice shall be deemed withdrawn and this Agreement shall not terminate; or

C) If a party (A) files or has filed against it a petition in bankruptcy, (B) is adjudicated a bankrupt, (C) becomes insolvent, (D) makes an assignment for the benefit of its creditors or an arrangement pursuant to any bankruptcy or insolvency law, (E) suffers any similar or analogous event in consequences of debt, or (F) has a receiver appointed over it or its business, this Agreement shall automatically and immediately terminate without notice of any kind being required, unless the party not impacted under (A) through (E) above notifies the impacted party in writing that it does not wish to so terminate this Agreement.

5. **SALES MATERIALS, TRADEMARKS, AND MARKINGS.**

5.1. **Sales Materials.** Manufacturer will furnish samples and supplies of its standard promotional and technical literature for the products in reasonable quantities at Manufacturer's cost or at prices as may subsequently be agreed upon between the parties in writing. The Distributor will manage the localized marketing material production & quality control in conjunction with the authorized Resellers in each Territory.

5.2. **Trademarks and Names.** Distributor is granted permission to use during the term of this Agreement the trademarks and trade names used by Manufacturer in connection with the Products. Unless provided to the contrary herein or in any other agreement between the parties, this permission is expressly limited to uses necessary to sale of the Products and to performance of Distributor's obligations under this Agreement, and Distributor admits and recognizes Manufacturer's exclusive ownership of the marks and names and the renown of Manufacturer's marks and names throughout the world and specifically in the Territory.

5.3. **Distribution; Alteration.** Notwithstanding anything herein to the contrary, Distributor shall have the right to brand, rebrand, package, repackage and otherwise design and redesign the Product's marketing, advertising and promotional materials, provided however that Distributor shall not brand, rebrand, package, repackage and otherwise design and redesign any such marketing, advertising and promotional materials in any way that would reasonably be considered to demean or diminish Manufacturer's established reputation or goodwill.

6. **TERMS AND CONDITIONS.**

6.1. **Shipment.** Delivery will be F.O.B. Manufacturer's facility, freight paid by Distributor. All shipments under this Agreement will be coordinated by Distributor, utilizing Distributor's preferred shipping methods. Unless otherwise instructed in writing by Distributor, Distributor will select the carrier. Title and risk of loss to the Products purchased under this Agreement passes to Distributor upon acceptance of the Products at Manufacturer's facility. Distributor reserves the right to arrange for direct delivery of the Products from Manufacturer's facility to authorized reseller's or reseller's end customer, as Distributor notifies Manufacturer, on an order-by-order basis.

6.2. **Acceptance; Manufacturer's Facility.** Distributor or Distributor's end customer or other appointed third parties (as Distributor determines in its sole discretion, on an order-by-order basis) must inspect all Products promptly upon receipt at the shipping destination and may reject any goods that fail in any respect to meet Distributor's and Manufacturer's mutually agreed upon acceptance specifications. Products not rejected by written notice to Manufacturer within thirty (30) days of Distributor's receipt are

deemed to have been accepted. Rejected Products must be returned freight prepaid to Manufacturer within thirty (30) days of the date on which Manufacturer supplies Distributor with the related Return Merchandise Authorization ("RMA"), which shall not be unreasonably withheld or delayed. As promptly as possible but not later than thirty (30) days after receipt by Manufacturer of the rejected goods, Manufacturer may, at its option and expense, either repair or replace the rejected goods to meet Distributor's and Manufacturer's mutually agreed upon acceptance specifications. Manufacturer will prepay transportation charges back to Distributor and will reimburse Distributor for any costs of transportation incurred by Distributor in connection with the return to Manufacturer of rejected goods. Notwithstanding the foregoing, Distributor reserves the right to inspect and approve all Products, either directly or by means of Distributor's appointed third parties, at Manufacturer's facilities, on an order-by-order basis.

6.3. **Payment.** Terms of payment shall be thirty (30) days after date of invoice.

6.4. **Taxes.** Distributor will bear all applicable federal, state, municipal, and other government taxes (such as sales, use, value added, or any similar taxes); all customs duties, imposts, and similar charges; and all personal property taxes assessable on the Products after delivery to the carrier at Manufacturer's plant.

6.5. **Warranty.** Manufacturer warrants to Distributor that the Products delivered by Manufacturer to Distributor pursuant to this Agreement are of first class quality of the highest industry standards and are free from defects in materials and workmanship. Manufacturer's obligation under this warranty is limited to replacing or repairing, at its option, at the Distributors nominated locations, any of the Products (except expendable parts thereof) and that are found by Manufacturer to be defective in proper usage. The manufacturer will provide adequate spare parts to enable the Distributor to provide Warranty replacement services to its nominated Resellers. If returned parts are repaired or replaced under terms of this warranty, Manufacturer will prepay transportation charges in both directions.

6.6. **Limitation of Liability.** Notwithstanding any provision in this Agreement to the contrary, in no event will Distributor or Manufacturer be liable for indirect, incidental, or consequential damages and in no event may the liability of Distributor or Manufacturer arising in connection with any of the Products (whether this liability arises from a claim based on contract, warranty, tort, or otherwise) exceed the actual amount paid by Distributor to Manufacturer for the Products.

7. **MISCELLANEOUS.**

7.1. **Representations and Warranties.** Each party hereby represents and warrants to the other that (a) it has the right and power to enter into this Agreement and to perform its obligations hereunder, (b) no consent or approval of any person or entity is required for the representing party to enter into and perform this Agreement, and (c) this Agreement does not violate or conflict in any material respect with any agreement to which the representing party is a party or any law or regulation to which it is subject.

7.2. **Indemnification.** Each party shall indemnify, defend and hold harmless the other and its subsidiaries, affiliated companies, and its licensees, successors and assigns and each of their respective officers, directors, shareholders and agents, from and against any and all claims, damages, losses, liabilities, obligations, judgments, and/or costs and expenses (including without limitation reasonable outside attorneys' fees and costs) sustained, suffered, paid or incurred by any or all of the above-

mentioned parties as a result of, arising from or related to any breach by the breaching party of its warranties, undertakings or obligations under this Agreement.

7.3. **Assignment.** The rights and duties of Distributor and Manufacturer under this Agreement may not be assigned or delegated in whole or in part by operation of law or otherwise without the prior express written consent of Manufacturer. Notwithstanding the foregoing, Distributor shall have the right to assign or delegate in whole or in part this Agreement to any affiliated third party or any third party that acquires all or substantially all of the assets of Distributor.

7.4. **Notices.** Any notice required or permitted to be given by either party under this Agreement shall be in writing and shall be sent to the attention of the principal at the address stated below by overnight courier or personal delivery. Such notices shall be deemed to be given: (a) if sent by overnight courier, three (3) days after dispatch; and (b) if personally delivered, on the day of delivery.

If to Distributor:

SunPlex Limited
NIMR
6, Edmond Crescent
PMB 2013
Yaba, Lagos
Nigeria
Attn: Adewale Jonathan

If to Manufacturer:

LifeTech Industries, Inc.
228 Hamilton Avenue, 3rd Floor
Palo Alto, CA 94301
Attn: Benjamin Chung

7.5. **Language; Governing Law; Jurisdiction; Attorneys Fees.** The official language of this Agreement is English and in any controversies or disputes between the parties the English text shall control. The validity, interpretation and legal effect of this Agreement shall be governed by the laws of the State of California (but not as to its conflict of law rules), and the state and US federal courts located in Los Angeles County, California shall have exclusive jurisdiction over any and all disputes hereunder. The Parties hereto irrevocably submit to the jurisdiction of such courts and agree to accept service of process by mail at the address set forth above. Notwithstanding the foregoing, Distributor shall reserve the right to select, in its sole discretion and upon written notice to Manufacturer, that the validity, interpretation and legal effect of this Agreement shall be governed by the laws of Nigeria (but not as to its conflict of law rules), and that the courts located in Nigeria shall have exclusive jurisdiction over any and all disputes hereunder. The prevailing party is any such dispute shall be entitled to recover its related costs and expenses (including reasonable outside attorneys' fees and costs) incurred by the prevailing party in any action or claim against the breaching party.

7.6. **No Waiver.** It is understood and agreed that no failure or delay in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

7.7. **Entire Agreement.** This Agreement shall supersede and replace all prior or contemporaneous communications (written or oral) between the parties and their representatives relating to the subject matter hereof and may only be modified or amended by a writing signed by the both parties hereto.

7.8. **Counterparts.** This Agreement may be executed in one or more counterparts and may be executed and delivered by facsimile or electronic transmission.

7.9. **Further Assurances.** Each party will execute and deliver any additional agreements, documents and instruments and perform any additional acts that may be necessary or appropriate as Distributor determines to effectuate and perform the provisions of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

"DISTRIBUTOR"	"MANUFACTURER"
SUNPLEX LIMITED	LIFETECH INDUSTRIES INC.
By: [signature]	By: [signature]
Name: Adewale Jonathan	Name: Benjamin Chung
Its: President	Its: President and CEO